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                                                                      EXHIBIT 12


                             COOPER INDUSTRIES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
                                   (Unaudited)


                                         Six Months Ended
                                              June 30,                             Year Ended December 31,
                                       ----------------------    ------------------------------------------------------------

                                         2001         2000         2000         1999        1998          1997         1996
                                       ---------    ---------    ---------    ---------   ---------    ---------    ---------

Interest Expense                       $  47,500    $  44,900    $ 100,300    $  55,200    $ 101,900   $  90,400    $ 142,100

Capitalized Interest                         871        2,075        3,946           --           --          --           --

Estimated Interest Portion of
    Rent Expense                           8,561        7,953       15,614       13,948       12,352      10,864       10,035
                                       ---------    ---------    ---------    ---------    ---------   ---------    ---------

Fixed Charges                          $  56,932    $  54,928    $ 119,860    $  69,148    $ 114,252   $ 101,264    $ 152,135
                                       =========    =========    =========    =========    =========   =========    =========

Income From Continuing
    Operations Before Income Taxes     $ 191,400    $ 272,100    $ 549,900    $ 518,600     $523,600   $ 483,200    $ 470,700

Add:   Fixed Charges                      56,061       52,853      115,914       69,148      114,252     101,264      152,135

       Dividends From Less Than
       50% Owned Companies                    --           --           --           --           --          --          287

Less:  Equity in (Earnings) / Losses
       of Less Than 50% Owned
       Companies                          (1,592)      (2,561)      (3,367)      (1,069)         595        (320)      (1,609)
                                       ---------    ---------    ---------    ---------    ---------   ---------    ---------

Earnings Before Fixed Charges          $ 245,869    $ 322,392    $ 662,447    $ 586,679    $ 638,447   $ 584,144    $ 621,513
                                       =========    =========    =========    =========    =========   =========    =========

Ratio of Earnings to Fixed Charges           4.3x         5.9x         5.5x         8.5x        5.6x         5.8x         4.1x




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